.
Exhibit 99.1
BJ’s Wholesale Club Holdings, Inc. Announces Second Quarter Fiscal 2026 Results
Strong second quarter results reflect accelerating comparable sales, record membership, and solid profitability; full-year EPS guidance raised

Second Quarter Fiscal 2026 Highlights
•Comparable club sales(a) increased by 11.9% year-over-year
•Comparable club sales(a), excluding gasoline sales, increased by 3.1% year-over-year
•Membership fee income increased by 9.9% year-over-year to $135.6 million
•Member count grew to a record 8.5 million members
•Digitally enabled comparable sales growth was 30%, reflecting two-year stacked comp growth of 64%
•Earnings per diluted share and adjusted earnings per diluted share(a) of $1.36
•The Company opened three new clubs and one new gas station

Marlborough, Mass. (August 21, 2026) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) (the “Company”) today announced its financial results for the thirteen weeks and twenty-six weeks ended August 1, 2026.

"We delivered a strong second quarter, coming in ahead of our expectations across sales and profitability, with strong membership momentum. Our value proposition continued to resonate with members in our clubs and at our gas stations, and the momentum we're seeing across our strategic priorities gives us real confidence in the road ahead," said Bob Eddy, Chairman and Chief Executive Officer, BJ's Wholesale Club. "We remain excited about our strategy and committed to investing in growth for the long term."

Key Measures for the Thirteen Weeks Ended August 1, 2026 (Second Quarter of Fiscal 2026) and for the Twenty-Six Weeks Ended August 1, 2026 (First Six Months of Fiscal 2026):
BJ'S WHOLESALE CLUB HOLDINGS, INC.
(Amounts in thousands, except per share amounts)

	Thirteen Weeks Ended		% Growth	Twenty-six Weeks Ended		% Growth
	August 1, 2026	August 2, 2025		August 1, 2026	August 2, 2025
Net sales	$6,090,975	$5,256,907	15.9%	$11,620,120	$10,290,001	12.9%
Membership fee income	135,604	123,333	9.9%	267,959	243,722	9.9%
Total revenues	6,226,579	5,380,240	15.7%	11,888,079	10,533,723	12.9%

Operating income	252,357	216,530	16.5%	460,270	420,175	9.5%
Net income	173,867	150,705	15.4%	316,593	300,473	5.4%
EPS (b)	1.36	1.14	19.3%	2.46	2.27	8.4%
Adjusted net income (a)	173,867	151,456	14.8%	316,593	302,331	4.7%
Adjusted EPS (a)	1.36	1.14	19.3%	2.46	2.28	7.9%
Adjusted EBITDA (a)	347,196	303,861	14.3%	645,266	589,697	9.4%
Basic weighted-average shares outstanding	127,208	131,799		127,929	131,684
Diluted weighted-average shares outstanding	127,738	132,517		128,561	132,633
(a)See “Note Regarding Non-GAAP Financial Information.”
(b)EPS represents net income per diluted share.

.
Additional Highlights:
•Total comparable club sales increased by 11.9% and 9.2% in the second quarter and first six months of fiscal 2026, respectively, compared to the same periods in fiscal 2025. Excluding the impact of gasoline sales, comparable club sales increased by 3.1% and 2.3% in the second quarter and first six months of fiscal 2026, respectively, compared to the same periods in fiscal 2025.
•Membership fee income increased to $135.6 million in the second quarter of fiscal 2026 compared to $123.3 million in the second quarter of fiscal 2025. Membership fee income increased to $268.0 million in the first six months of fiscal 2026 compared to $243.7 million in the first six months of fiscal 2025. The increase in both comparative periods was primarily driven by strength in membership acquisition, retention and higher-tier membership penetration across both new and existing clubs.
•Gross profit increased to $1.11 billion in the second quarter of fiscal 2026 compared to $1.01 billion in the second quarter of fiscal 2025. Merchandise gross margin rate, which excludes gasoline sales and membership fee income, decreased by approximately 20 basis points compared to the second quarter of fiscal 2025. Gross profit increased to $2.14 billion in the first six months of fiscal 2026 compared to $1.98 billion in the first six months of fiscal 2025. Merchandise gross margin rate decreased by approximately 10 basis points compared to the first six months of fiscal 2025. The decrease in both comparative periods was primarily driven by the Company’s continued investments in pricing partially offset by tariff refund benefits recognized.
•Selling, general and administrative expenses (“SG&A”) increased to $851.2 million in the second quarter of fiscal 2026 compared to $786.4 million in the second quarter of fiscal 2025. SG&A increased to $1.66 billion in the first six months of fiscal 2026 compared to $1.55 billion in the first six months of fiscal 2025. The increase in both comparative periods was primarily driven by increased labor, occupancy, and operational costs mainly as a result of new club and gas station openings. Additionally, an increase in the number of owned clubs has resulted in increased depreciation expense year-over-year. These increases were partially offset by a gain recognized in connection with a sale-leaseback transaction in the second quarter of fiscal 2026.
•Income tax expense increased to $65.4 million in the second quarter of fiscal 2026 compared to $55.4 million in the second quarter of fiscal 2025. Income tax expense increased to $118.2 million in the first six months of fiscal 2026 compared to $98.2 million in the first six months of fiscal 2025.
•Net income increased to $173.9 million in the second quarter of fiscal 2026 compared to $150.7 million in the second quarter of fiscal 2025. Net income increased to $316.6 million in the first six months of fiscal 2026 compared to $300.5 million in the first six months of fiscal 2025.
•Adjusted EBITDA increased by 14.3% to $347.2 million in the second quarter of fiscal 2026 compared to $303.9 million in the second quarter of fiscal 2025. Adjusted EBITDA increased by 9.4% to $645.3 million in the first six months of fiscal 2026 compared to $589.7 million in the first six months of fiscal 2025.
•Under its existing share repurchase program, the Company repurchased 1,384,278 shares of common stock, totaling $124.1 million, inclusive of associated costs, in the second quarter of fiscal 2026. In the first six months of fiscal 2026, the Company repurchased 3,498,278 shares of common stock, totaling $330.7 million, inclusive of associated costs. Approximately $422.1 million remained available to purchase under such program.

.
Fiscal 2026 Ending January 30, 2027 Outlook

"Our second quarter results reflect strong execution and continued momentum in the business. We delivered solid profitability, grew membership fee income, and outperformed on gas — all of which enabled us to raise our full year adjusted EPS guidance," said Laura Felice, Executive Vice President, Chief Financial Officer, BJ's Wholesale Club. "We are maintaining our full year comp sales guidance and remain confident in our ability to deliver sustainable, profitable growth."
The Company provided an updated outlook for fiscal 2026:
•Comparable club sales, excluding the impact of gasoline sales, to increase 2.0% to 3.0% year-over-year
•Adjusted EPS to range from $4.60 to $4.80
•Capital expenditures of approximately $800 million, reflecting continued investment in new club openings and enhancements across our distribution network, including the ambient distribution center
Conference Call Details
A conference call to discuss the second quarter of fiscal 2026 financial results is scheduled for today, August 21, 2026, at 8:30 A.M. Eastern Time. The live audio webcast of the call can be accessed under the “Events & Presentations” section of the Company’s investor relations website at https://investors.bjs.com and will remain available for one year. Participants may also dial (833) 461-5787 within the U.S. or +1 (585) 542-9983 outside the U.S. and reference conference ID 123230557.
About BJ’s Wholesale Club Holdings, Inc.
BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) is a leading operator of membership warehouse clubs focused on delivering significant value to its members and serving a shared purpose: “We take care of the families who depend on us.” The Company provides a wide assortment of fresh foods, produce, a full-service deli, fresh bakery, household essentials and gas. In addition, BJ’s offers the latest technology, home decor, apparel, seasonal items and more to deliver unbeatable value to smart-saving families. Headquartered in Marlborough, Massachusetts, the Company pioneered the warehouse club model in New England in 1984 and currently operates 267 clubs and 206 BJ's Gas® locations in 22 states. For more information, please visit us at www.bjs.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our future results of operations and financial position; our anticipated fiscal 2026 outlook; the timing and amounts of any share repurchases under our current authorized share repurchase program; and our strategic priorities and future progress, as well as statements that include the words “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “can,” “could,” “intend,” “confident,” “project,” “believe,” “estimate,” “predict,” “continue,” “forecast,” “would,” or the negative of these terms or other similar expressions of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: uncertainties in the financial markets, including, without limitation, as a result of disruptions and instability in the banking and financial services industries or as a result of wars and global political conflicts, consumer and small business spending patterns and debt levels; our dependence on having a large and loyal membership; domestic and international economic conditions, including volatility in inflation or interest rates, supply chain disruptions, construction delays and exchange rates; our ability to procure the merchandise we sell at the best possible prices; the effects of competition and regulation; our dependence on vendors to supply us with quality merchandise at the right time and at the right price; breaches of security or privacy of member or business information; conditions affecting the acquisition, development, ownership or use of real estate; our capital spending; actions of vendors; our ability to attract and retain a qualified management team and other team members; costs associated with employees (generally including health care costs), energy and certain commodities, geopolitical conditions (including tariffs); changes in our product mix or in our revenues from gasoline sales; our failure to successfully maintain a relevant digital experience for our members; risks related to our growth strategy to open new clubs; risks related to our e-commerce business; our ability to grow our BJ’s One Mastercard® program; and other important factors discussed under the caption “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 12, 2026, and subsequent filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such

.
forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.
Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the Non-GAAP financial measures to the most comparable GAAP financial measures.

.
BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Net sales	$6,090,975	$5,256,907	$11,620,120	$10,290,001
Membership fee income	135,604	123,333	267,959	243,722
Total revenues	6,226,579	5,380,240	11,888,079	10,533,723
Cost of sales	5,116,580	4,374,065	9,750,179	8,558,049
Selling, general and administrative expenses	851,206	786,358	1,657,216	1,547,238
Pre-opening expenses	6,436	3,287	20,414	8,261
Operating income	252,357	216,530	460,270	420,175
Interest expense, net	13,083	10,393	25,450	21,492
Income before income taxes	239,274	206,137	434,820	398,683
Provision for income taxes	65,407	55,432	118,227	98,210
Net income	$173,867	$150,705	$316,593	$300,473

Income per share attributable to common stockholders—basic:	$1.37	$1.14	$2.47	$2.28
Income per share attributable to common stockholders—diluted:	$1.36	$1.14	$2.46	$2.27

Weighted-average number of shares outstanding:
Basic	127,208	131,799	127,929	131,684
Diluted	127,738	132,517	128,561	132,633

.
BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)
(Unaudited)

	August 1, 2026	August 2, 2025
ASSETS
Current assets:
Cash and cash equivalents	$29,982	$47,273
Accounts receivable, net	308,605	270,905
Merchandise inventories	1,617,034	1,520,684
Prepaid expense and other current assets	215,080	90,096
Total current assets	2,170,701	1,928,958

Operating lease right-of-use assets, net	2,061,412	2,054,621
Property and equipment, net	2,589,472	2,068,193
Goodwill	1,008,816	1,008,816
Intangibles, net	93,015	98,285
Deferred income taxes	4,167	5,804
Other assets	64,203	67,095
Total assets	$7,991,786	$7,231,772

LIABILITIES
Current liabilities:
Short-term debt	$230,000	$105,000
Current portion of operating lease liabilities	187,865	173,521
Accounts payable	1,427,905	1,264,208
Accrued expenses and other current liabilities	1,126,778	891,507
Total current liabilities	2,972,548	2,434,236

Long-term operating lease liabilities	1,956,213	1,959,378
Long-term debt	399,245	398,953
Deferred income taxes	72,826	68,065
Other non-current liabilities	393,522	272,046

STOCKHOLDERS' EQUITY	2,197,432	2,099,094
Total liabilities and stockholders' equity	$7,991,786	$7,231,772

.
BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Twenty-six Weeks Ended
	August 1, 2026	August 2, 2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$316,593	$300,473
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	155,335	141,598
Amortization of debt issuance costs and accretion of original issue discount	546	546
Stock-based compensation expense	28,740	24,599
Deferred income tax provision	8,197	9,577
Changes in operating leases and other non-cash items	(41,065)	(22,178)
Increase (decrease) in cash due to changes in:
Accounts receivable, net	(40,219)	12,243
Merchandise inventories	(61,563)	(11,696)
Accounts payable	120,500	10,696
Accrued expenses and other current liabilities	80,018	(9,107)
Other operating assets and liabilities, net	(25,643)	1,206
Net cash provided by operating activities	541,439	457,957
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment, net of disposals and proceeds from sale-leaseback transactions	(359,339)	(303,070)
Proceeds from assignment of purchase option	122,100	—
Payment upon exercise of purchase option	(80,718)	—
Other investing activities	(3,782)	(3,086)
Net cash used in investing activities	(321,739)	(306,156)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from revolving lines of credit	496,000	131,000
Payments on revolving lines of credit	(386,000)	(201,000)
Net cash received from stock option exercises	1,366	5,014
Net cash received from Employee Stock Purchase Program	4,874	4,449
Acquisition of treasury stock	(348,761)	(82,895)
Net proceeds from financing obligations	2,894	14,804
Other financing activities	(6,336)	(4,172)
Net cash used in financing activities	(235,963)	(132,800)
Net (decrease) increase in cash and cash equivalents	(16,263)	19,001
Cash and cash equivalents at beginning of period	46,245	28,272
Cash and cash equivalents at end of period	$29,982	$47,273

.

Note Regarding Non-GAAP Financial Information
This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted share (“adjusted EPS”), adjusted EBITDA, adjusted free cash flow, net debt, net debt to last twelve months (“LTM”) adjusted EBITDA, and other key performance indicators, including comparable club sales, which includes all clubs that were open for at least 13 months at the beginning of the period and were in operation during the entirety of both periods being compared, including relocated clubs and expansions.
We define adjusted net income as net income as reported, adjusted for non-recurring, infrequent, or unusual changes, including restructuring charges, and other adjustments that the Company believes appropriate, net of the tax impact of such adjustments.
We define adjusted EPS as adjusted net income divided by the weighted-average diluted shares outstanding.
We define adjusted EBITDA as net income before interest expense, net, provision for income taxes, and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense, restructuring, and other adjustments.
We define adjusted free cash flow as net cash provided by operating activities less additions to property and equipment, net of disposals, plus proceeds from sale-leaseback transactions.
We define net debt as total debt outstanding less cash and cash equivalents.
We define net debt to LTM adjusted EBITDA as net debt at the balance sheet date divided by adjusted EBITDA for the trailing twelve-month period.
We present adjusted net income, adjusted EPS, and adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe such measures assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
We believe that adjusted net income, adjusted EPS, and adjusted EBITDA are helpful in highlighting trends in our core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments. We use adjusted net income, adjusted EPS, and adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies; to make budgeting decisions; and to compare our performance against that of other peer companies using similar measures. We also use adjusted EBITDA and adjusted EPS in connection with establishing annual and long-term incentive compensation.
We present adjusted free cash flow, which is not a recognized financial measure under GAAP, because we use it to report to our Board of Directors and we believe it assists investors and analysts in evaluating our liquidity. Adjusted free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure. We present net debt and net debt to LTM adjusted EBITDA, which are not recognized as financial measures under GAAP, because we use them to report to our Board of Directors and we believe they assist investors and analysts in evaluating our borrowing capacity. Net debt to LTM adjusted EBITDA is a key financial measure that is used by management to assess the borrowing capacity of the Company.
You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net income, adjusted EPS, adjusted EBITDA, and net debt to LTM adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or like some of the adjustments in our presentation of these metrics. Our presentation of adjusted net income, adjusted EPS, adjusted EBITDA, adjusted free cash flow, net debt, and net debt to LTM adjusted EBITDA should not be considered as alternatives to any other measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of adjusted net income, adjusted EPS, adjusted EBITDA, or net debt to LTM adjusted EBITDA in the future, and any such modification may be material. In addition, adjusted net income, adjusted EPS, adjusted EBITDA, adjusted free cash flow, net debt, and net debt to LTM adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries. Additionally, adjusted net income, adjusted EPS, adjusted EBITDA, adjusted free cash flow, net debt, and net debt to LTM

.
adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

In reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, the Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including of its projected range for adjusted EPS for Fiscal 2026 to net income per diluted share, which is the most directly comparable GAAP measure, under “Fiscal 2026 Ending January 30, 2027” above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items or there are no meaningful adjustments to be presented in the reconciliation and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income per diluted share, if any. This includes items that have not yet occurred, are out of the Company's control, cannot be reasonably predicted and/or for which there would not be any meaningful adjustment or difference. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The information under “Fiscal 2026 Ending January 30, 2027” above, including expectations about adjusted EPS reflects management’s view of current and future market conditions. To the extent actual results differ from our current expectations, the Company’s results may differ materially from the expectations set forth above. Other factors, as referenced elsewhere in this press release, may also cause the Company’s results to differ materially from the expectations set forth above.

.
Reconciliation of GAAP to Non-GAAP Financial Information

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of net income to adjusted net income and adjusted EPS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Net income as reported	$173,867	$150,705	$316,593	$300,473
Adjustments:
Restructuring (a)	—	1,043	—	2,580
Tax impact of adjustments to net income (b)	—	(292)	—	(722)
Adjusted net income	$173,867	$151,456	$316,593	$302,331

Weighted-average diluted shares outstanding	127,738	132,517	128,561	132,633
Adjusted EPS (c)	$1.36	$1.14	$2.46	$2.28

(a)Represents charges related to the restructuring of certain corporate and club functions, including costs for severance, retention, outplacement, consulting fees, and other third-party fees.
(b)Represents the tax effect of the above adjustments at a statutory tax rate of approximately 28%.
(c)Adjusted EPS is measured using weighted-average diluted shares outstanding.
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Net income	$173,867	$150,705	$316,593	$300,473
Interest expense, net	13,083	10,393	25,450	21,492
Provision for income taxes	65,407	55,432	118,227	98,210
Depreciation and amortization	78,883	71,933	155,335	141,598
Stock-based compensation expense	15,460	13,945	28,740	24,599
Restructuring (a)	—	1,043	—	2,580
Other adjustments (b)	496	410	921	745
Adjusted EBITDA	$347,196	$303,861	$645,266	$589,697
(a)Represents charges related to the restructuring of certain corporate and club functions, including costs for severance, retention, outplacement, consulting fees, and other third-party fees.
(b)Other non-cash items, including non-cash accretion on asset retirement obligations and obligations associated with our post-retirement medical plan.

.
BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to adjusted free cash flow
(Amounts in thousands)
(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Net cash provided by operating activities	$401,481	$249,864	$541,439	$457,957
Less: Additions to property and equipment, net of disposals	(177,335)	(165,568)	(359,339)	(306,065)
Plus: Proceeds from sale-leaseback transactions	—	2,995	—	2,995
Plus: Proceeds from assignment of purchase option	122,100	—	122,100	—
Less: Payment upon exercise of purchase option	(80,718)	—	(80,718)	—
Adjusted free cash flow	$265,528	$87,291	$223,482	$154,887

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of net debt and net debt to LTM adjusted EBITDA
(Amounts in thousands)
(Unaudited)

August 1, 2026
Total debt	$629,245
Less: Cash and cash equivalents	(29,982)
Net debt	$599,263

Net income	$594,497
Interest expense, net	46,351
Provision for income taxes	215,851
Depreciation and amortization	302,331
Stock-based compensation expense	51,341
Restructuring	1,495
Other adjustments	1,282
Adjusted EBITDA (a)	$1,213,148

Net debt to LTM adjusted EBITDA	0.5x

(a)    See descriptions of adjustments in the “Reconciliation to Adjusted EBITDA (unaudited)” table above.

Investor Contact:
Diana Rashkow
Vice President, Investor Relations
drashkow@bjs.com
774-512-6172
Media Contact:
Kirk Saville
Head of Corporate Communications
ksaville@bjs.com
774-512-5597